Exhibit 15

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated financial information of MSCI Inc. and subsidiaries as of September 30, 2011 and November 30, 2010; the related condensed consolidated statements of income for the three and nine month periods ended September 30, 2011 and August 31, 2010, as indicated in our report dated November 4, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated by reference in Registration Statement No. 333-167624 on Form S-8, Registration Statement No. 333-147540 on Form S-8, Registration Statement No. 333-165888 on Form S-8 and Registration Statement No. 333-159311 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements referred to above prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York
November 4, 2011